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                                                                    EXHIBIT 3.18

                          CERTIFICATE OF INCORPORATION

                                       OF

                                    OCI, INC.

         FIRST:   The name of the Corporation is OCI, Inc.

         SECOND: The registered office of the Corporation in the State of Delaware is located at 900 Market St., Second Fl., Wilmington, DE 19801, New Castle County. The registered agent of the Corporation at such address is Griffin Corporate Services, Inc.

         THIRD:   The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware; provided that the Corporation's activities shall be confined to the maintenance and management of its intangible investments and the collection and distribution of the income from such investments or from tangible property physically located outside Delaware, as all defined in, and in such manner to qualify for exemption from income taxation under Section 1902(b)(8) of Title 30 of the Delaware Code, or under the corresponding provision of any subsequent law.

         FOURTH: The Corporation shall have authority to issue Three Thousand (3,000) shares of common stock, having a par value of one cent ($0.01) par value per share.

         FIFTH:   The Corporation shall indemnify directors and officers of the corporation to the fullest extent permitted by law.

         SIXTH:   The directors of the Corporation shall incur no personal
liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director; provided, however, that the directors of the Corporation shall continue to be subject to liability (i) for any breach of their duty of loyalty to the Corporation or its shareholders, (ii) for

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acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the directors derived an improper personal benefit. In discharging the duties of their respective positions, the board of directors, committees of the board, individual directors and individual officers may, in considering the best interest of the Corporation, consider the effects of any action upon employees, suppliers and customers of the Corporation, communities in which officers or other establishments of the Corporation are located, and all other pertinent factors. In addition, the personal liability of directors shall further be limited or eliminated to the fullest extent permitted by any future amendments to Delaware law.

         SEVENTH: The business and affairs of the Corporation shall be managed by or under the direction of the board of directors, the number of members of which shall be set forth in the bylaws of the Corporation. The directors need not be elected by ballot unless required by the bylaws of the Corporation.

         EIGHTH: Meetings of the stockholders will be held within the State of Delaware. The books of the Corporation will be kept in the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation.

         NINTH:   The Corporation shall have no power and may not be authorized by its stockholders or directors (i) to perform or omit to do any act that would prevent, inhibit, or cause the Corporation to lose its status as a corporation exempt from the Delaware Corporation Income Tax under Section 1902(b)(8) of Title 30 of the Delaware Code, or under the

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corresponding provision of any subsequent law, or (ii) to conduct any activities outside of Delaware which could result in the Corporation being subject to tax outside of Delaware.

         TENTH:   The name and mailing address of the incorporator is Gordon W.
Stewart, Esquire, 1201 Market Street, Suite 1700, Wilmington, Delaware 19801.

         ELEVENTH: The powers of the incorporator shall terminate upon the election of directors.

         I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate of Incorporation, and, accordingly, have hereunto set my hand and seal this 15th day of June, 1995.

                                    /s/ Gordon W. Stewart
                                    -----------------------------------------
                                    Gordon W. Stewart
                                    Incorporator